Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

December 22, 2022

Quarterly Distribution Report No. 232

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on December 21, 2022.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the third quarter of 2022 (the “Q3 Distribution Period”), in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q3 Distribution Period (the “Contingent Portion Payment”).

The Trust received $247,720 ($.8920 per Trust Unit) for the Contingent Portion Payment attributable to the Q3 Distribution Period, as compared to $284,082 ($1.0229 per Trust Unit) for the payment attributable to the third quarter of 2021.

After receiving the Contingent Portion Payment, the Trust paid $65,863 to third parties in connection with invoices rendered to the Trust, leaving a balance of $181,857 ($.6548 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on December 22, 2022.

During the twelve month period ended December 31, 2022, the Trust’s aggregate distributions will amount to $800,903 ($2.8840 per Trust Unit), as compared to $830,151 ($2.9893 per Trust Unit) during the twelve month period ended December 31, 2021.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended December 31, 2022 and December 31, 2021 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended December 31, 2022		Per Unit*

Gross royalty income collected by EMI for the period	$656,886

Less: Related royalty expense	244,488
Amount deducted by EMI	164,069
Adjustment for copyright renewals, etc.	609
Foreign Tax Credits Received	—

	409,166

Balance as reported by EMI	$247,720

Payments received by Trust	$247,720		$.8920

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	65,863		.2372

Balance available for distribution	$181,857		$.6548

Distribution per Unit*		$.6548

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended December 31, 2021		Per Unit*	Twelve Months Ended December 31, 2022		Per Unit	Twelve Months Ended December 31, 2021		Per Unit

$762,814			$3,281,780			$3,264,722

277,666			1,175,659			1,243,604
228,671			973,285			977,345
578			5,223			6,238
—			—			(23,984)

506,915			2,154,167			2,203,203

$255,899			$1,127,613			$1,061,519

$255,899		$.9215	$1,127,613		$4.0604	$1,061,519		$3.8224

28,977		.1043	326,710		1.1764	231,368		.8331

$226,922		$.8172	$800.903		$2.8840	$830,151		$2.9893

	$.8172			$2.8840			$2.9893